Exhibit (d)(4)

Schedule A

Funds and Sub-Advised Assets

"Sub-Advised Assets"*	"Fund"
Amplify Small-Mid Cap Equity ETF	Amplify Small-Mid Cap Equity ETF

* Where the Sub-Advised Assets is the same as the Fund, the Sub-Advisor sub-advises the entire Fund